Exhibit 21.1
Bank of Hawaii Corporation
Subsidiaries of the Registrant
The required information with respect to subsidiaries of Bank of Hawaii Corporation as of December 31, 2012 is provided below. All domestic subsidiaries are wholly-owned. Each entity is consolidated with its immediate parent company except as noted.

BANK OF HAWAII CORPORATION (Parent) Bank Holding Company - Delaware

Subsidiaries:
BOHC INVESTMENT FUND, LLC Hawaii

BANK OF HAWAII Hawaii Subsidiaries:
Bank of Hawaii Leasing, Inc. (Parent) - (Leasing) Hawaii Subsidiaries:
LPM LLC (Leasing) Hawaii
Pacific Century Leasing International, LLC (Leasing) Delaware
Bankoh Investment Services, Inc. (Brokerage) Hawaii
BOH Wholesale Insurance Agency, Inc. (Insurance) Hawaii
Bank of Hawaii Insurance Services, Inc. (Insurance) Hawaii
Bankoh Investment Partners, LLC (Asset Management) Delaware
Bank of Hawaii International, Inc. (International/Foreign Banking) Hawaii
Pacific Century Insurance Services, Inc. (Captive Insurance) Hawaii
RGA Corp. (Real Property Holding Company) Hawaii
Pacific Century Advisory Services, Inc. (Advisory Services) Hawaii
Pacific Century Life Insurance Corporation (Insurance) Arizona